LICENCE AGREEMENT NUMBER MIMP 07

                                SUMMARY OF TERMS

The Licensee:            Name:       Zoo Digital Publishing Limited
                         Address:    Parkhead House

                                     20 Furnival Street
                                     Sheffield S1 4QT

                         Contact:    Andy Scrivener
                         Tel:        0117 9015100
                         Mobile:     07968 166303

The Property:            Monster Quest

The Licensor:            Peak Entertainment Ltd

The Products:            Game Boy Advanced Game (and any improved version of
                         the same which becomes available to the
                         public during the Term) containing the Property

The Territory:           Worldwide

The Term:                3 years from first publication of the Product

Advance Royalty:         US$ 25,000  plus VAT upon signature of this Agreement.

Guaranteed Royalty:      US$ 75000 plus VAT paid in quarterly payments over the
                         Term (DOES IT INCLUDE ADVANCE)  YES

Agreed Percentage:       US$1.50 per unit sold          2.7%

Number of Samples:       20

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This LICENCE AGREEMENT is made this            4th. day of October 2004 between:

THE PARTIES:

      1. PEAK ENTERTAINMENT LTD whose registered office is at Bagshaw Hall , Bagshaw Hill , Bakewell, Derbyshire, DE45 1DL. ("the Licensor")

      2. THE LICENSEE: Zoo Digital Publishing Limited, 20 Furnival Street , Sheffield S1 4QT ("the Licensee")

RECITALS

      (A) The Licensor owns or controls all rights of exploitation in the Property and will continue to do during the Term.

      (B) The Licensee wished to obtain a licence to manufacture, market, sell and distribute the Products incorporating the Property and the Licensor has agreed to grant such right.

      1.    DEFINITIONS

            "The Intellectual Property" - means copyright, trade mark and other rights in the Property.

            "Net Selling Price" - means the gross price at which the Licensee sells the Product in an arms length transaction to its customers in anywhere in the Territory less only normal trade discounts.

            "Notice" - means notice in writing served in accordance with the provisions of sub-clause 15.4.

            "The Royalties" - means the payments to be made to the Licensor by the Licensee under Clause 4.

            "The Specifications" - means the specifications set out in the first schedule.

            "The Style Guide" - means the documents provided by the Licensor to the Licensee from time to time giving details of the Property including the papers that have been given to the Licensee before the signing of this Agreement.

            "Channels of Distribution" - means all channels of distribution

            The words referred to in the first column of the Summary of Terms shall have the meanings attributed to them in the second column of the Summary of Terms Sheet.

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2.    GRANT

      2.1 In consideration of the obligations undertaken by the Licensee under this Agreement the Licensor grants to the Licensee an exclusive licence to manufacture, market, distribute and sell the Products in the Territory in accordance with the Specifications and the Style Guide and under the terms of this Agreement.

      2.2 The Licensor reserves the right to remove any of the Products listed in the Summary of Terms where they are not on sale to the trade in accordance with Clause 7.1 in any part of the Territory.

      2.3 The Licensor reserves all rights not specifically granted herein including the right to grant licences of the Property to other licensees in the Territory in respect of other product categories.

      2.4 The Licensor also reserves the right (with the prior written consent of the Licensee) to request any third party to manufacture the Products for promotional purposes.

3.    TERM

      This Agreement shall be for the Term unless terminated earlier in accordance with Clause 10 herein.

4.    ROYALTIES

      4.1 In consideration of the rights granted by the Licensor the Licensee shall pay to the Licensor a royalty of the Agreed Percentage of the Net Selling Price of each unit of the Products sold by the Licensee (less only normal trade discounts). Upon the signing of this Agreement the Licensee shall pay to the Licensor the Advance Royalty which shall not in any circumstances be repayable either in whole or in part but which shall be set off against royalty payments payable during the Term of this Agreement. All payments made by the Licensee to the Licensor pursuant to this Agreement shall be made by telegraphic transfer to the following account:


            Account: Peak Entertainment Ltd
            Bank:             Lloyds TSB Bank Plc
            Account No:       2560768
            Sort Code:        30-00-09

      4.2 The Licensee shall within 30 days of the 30th March, 30th June, 30th September and 30th December in each year deliver to the Licensor a

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            statement giving particulars of all sales of the Products effected by the Licensee since the last statement date (and in respect of the first statement; since the date of this Agreement) and showing the total royalty payable to the Licensor for the relevant period and at the same time deliver to the Licensor a remittance for the greater of the full amount of that royalty or an equal quarterly installment of the Guaranteed Royalty (less only the pro rata Advance applicable for the relevant quarter). The form of the statement is set out in the second Schedule.

      4.3 Subject to clause 4.6 below, if the Licensee's sales of the Product during the term or before the termination date (Clause 10) if sooner are insufficient to generate royalties equal to the Guaranteed Royalty at the end of the Term, or termination date (Clause 10), whichever the sooner, the Licensee shall pay to the Licensor the difference between royalties generated throughout the Term or before the termination date (Clause 10) if sooner and the Guaranteed Royalty.

      4.4 The Licensee shall keep and maintain separate and detailed accurate accounts and records so as to show the quantity and Net Selling Price of Products sold, used or otherwise disposed of by the Licensee for each royalty period. The Licensor shall have the right at reasonable hours, and on giving the Licensee reasonable notice, to appoint a representative (being a qualified, certified or chartered accountant) to audit the said accounts and records and if such audit reveals a discrepancy it shall be collected forthwith. It is further agreed that if such discrepancy is 5% or more in the Licensee's favour, the Licensee shall within 14 days of the date of the relevant invoice pay the Licensor's reasonable auditing fees and expenses in addition to any other payments due and interest on the discrepancy at 4% above the base lending rate from time to time of Lloyds TSB Bank Plc.

      4.5 All sums payable by the Licensee to any person pursuant to this Agreement shall be paid free and clear of all deductions (except normal trade discounts) or withholdings whatsoever, save only as may be required by any applicable law.

      4.6 Where the Agreement is terminated by the Licensee due to a breach of the Agreement by the Licensor, no further payments shall be due and payable by the Licensee to the Licensor.

5.    SPECIFICATION AND QUALITY

      5.1 The Licensee shall manufacture the Products according to the Specifications and the Style Guide or such other specifications as the Licensor may from time to time substitute (with the prior written consent of the Licensee) and at all times ensure that the Products are of the highest

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            quality attainable within the Specifications, in particular the
            Licensee is to ensure that the Products comply in all respects with the relevant statutes and regulations in respect of safety.

      5.2 The Licensee shall submit for the Licensor's written approval samples of the Products, any articles to be sold with the Products and all packaging material, display, advertising or publicity material and shall refrain from distribution, sales or publication of any of the Products until such approval shall have been first had and obtained. The Licensor reserves the right to require the Licensee to make any alterations that the Licensor may reasonably require to such items in order to conform with the Specifications. For the avoidance of doubt, the Licensor shall not have any right of veto in respect of the Products other than where the sample in respect of which the Licensor's approval is being sought , does not conform to the Specifications.

            5.2.1 The Licensee shall comply with this Clause 5.2 at each and every stage of development of the Products identified as follows:

                  PRODUCT                   PACKAGING

                  Rough visual of concept   Rough visual of concept
                  Hand/Sample/Prototype     Rough artwork
                  Pre-production sample     Finished artwork
                  Production sample         Artwork Proof
                                            Finished production packaging

            5.2.2 Approval will be granted on design, quality and compliance with the Style Guide and the copyright lines and all designs must be consistent with the identity and image of the Property.

            5.2.3 Approval is not granted on the basis of any safety or fitness for purpose aspect of the Products as such aspects are the sole responsibility of the Licensee. The Licensee shall produce to the Licensor when requested all relevant safety certificates.

      5.3 The Licensee shall ensure that all units of the Products including their wrappings and packaging are of the same description as the sample approved by the Licensor in accordance with Clause 5.2.

      5.4 The Licensee shall supply to the Licensor the Number of Samples of the Products free of charge within three months of the first production of the Products.

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      5.5   If the Licensee or its third party manufacturer require imagery or artwork additional to the Style Guide, the Licensee agrees to pay the price quoted from time to time by the Licensor in respect thereof.

6.    USE AND PROTECTION OF INTELLECTUAL PROPERTY

      6.1 Every unit of the Products and all packaging, advertising and point of sale materials used in connection therewith and which incorporates the Intellectual Property shall bear the following statement which shall not be varied in any way by the Licensee without prior written consent of the Licensor:

            "(C) 2002 MEG/Peak Entertainment Ltd"

      6.2 The Licensee shall not use any of the Property as part of the Licensee's name or the name of any entity associated with it without the prior written consent of the Licensor.

      6.3 The Licensee shall not during the subsistence of this Agreement or at any time thereafter register or use any of the Intellectual Property in its own name as proprietor.

      6.4 The Licensee recognises the Licensor's title to the Intellectual Property and shall not claim any right title or interest in the Intellectual Property or any part of it save as is granted by this Agreement. Any Intellectual Property right that the Licensee shall acquire to the Intellectual Property is hereby assigned to the Licensor and, if appropriate, the Licensee shall enter into a legal assignment of such Intellectual Property without payment.

      6.5 The Licensee recognises that the copyright lines in any literary, artistic, musical or dramatic work and code generated or arising from the activities of the Licensee under this Agreement shall be the sole property of the Licensee and the Licensor with full title guarantee hereby assigns such copyright and all such rights in the Products to the Licensee.

      6.6 The Licensee shall promptly call to the attention of the Licensor the use of any part of the Property by any third party or any activity of any third party which might be in the opinion of the Licensee amount to infringement or passing off.

      6.7 The Licensee shall not assign the benefit of this Agreement or grant any sub-licence without prior written consent of the Licensor.

      6.8 The Licensee shall hold all goodwill generated by its operations under this Agreement as trustee for the benefit of the Licensor.

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      6.9   Any designs or other works derived by the Licensee from the
            Intellectual Property or any part of it shall be held by the Licensee on trust for the Licensor and at the Licensor's request shall be assigned to the Licensor without compensation.

      6.10 The Licensee shall not, except with the prior written consent of the Licensor, make use of the name of the Licensor in any connection otherwise than is expressly permitted by this Agreement.

      6.11 If required by the Licensor (and at the Licensor's cost), the Licensee will join with the Licensor to become a registered user of the Intellectual Property or any part of it.

7.    LICENSEE'S OBLIGATION AS TO MARKETING

      7.1 The Licensee shall ensure that the Products shall be on sale to the trade within twelve months, and on sale to the public within fifteen months of the commencement date of the Term.

      7.2 It is agreed by the Licensee that the Products will be sold only to recognised wholesale firms for resale to retail firms or to retail firms for resale to the public or direct to the public.

      7.3 The Licensee shall ensure so far as it is reasonable practicable that the Products are not supplied for resale as an integral part of any other product and shall not be supplied either directly or indirectly to other manufacturers or to hawkers, peddlers, street vendors and the like or to any person intending to distribute the Products gratuitously.

      7.4 The Licensee shall at all times use its best endeavours to promote and sell the Products in the Territory.

      7.5 The Licensee shall only market and sell Products in an ethical manner having regard at all times to the image and reputation of the Property and shall therefore use good taste at all times.

      7.6 The Licensee shall not harm, misuse or bring into disrepute the Property or the Licensor.

      7.7 The Licensee shall distribute and sell the Products only through the Distribution Channels as specified in Clause1 of this Agreement.

      7.8 Notwithstanding anything in clauses 7 or 8, the Licensee shall be entitled to give away free copies of the Product as part of its marketing plan.

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8.    NO PREMIUMS

      8.1 The Licensee shall not sell or otherwise dispose of any of the Products as premiums to any person or persons whatsoever without the consent of the Licensor.

      8.2 The right of sale as premiums is expressly reserved by the Licensor and if the Licensee shall receive any approach for the purpose of the use or sale of the products as premiums it shall forthwith notify the Licensor and furnish it with the names and full particulars of the person or persons making the approach.

      8.3 For the purposes of this clause "premium" means a product or products combined with a service which is sold or supplied in association with the promotion of another product or service offered in association with the sales promotional activities of retailers wholesalers or manufacturers associations with incentive programmes of all kinds.

9.    ACTION AGAINST THIRD PARTIES

      9.1 The Licensee shall have the no right to take action against third parties in respect of the Intellectual Property and if required to do so by the Licensor the Licensee shall co-operate fully with the Licensor in any such action (the Licensee's expenses incurred in doing so being borne by the Licensor).

      9.2 Any damages recovered in any action described in clause 9.1 shall be apportioned between the Licensor and the Licensee to fairly compensate them in respect of their respective losses, costs and expenses and the Licensee shall be entitled to set-off any expenses which is able to claim from the Licensor pursuant to Clause 9.1.

      9.3 Any decisions to take action against third parties shall be solely at the discretion of the Licensor.

10.   TERMINATION

      Without prejudice to any right or remedy either party may have against the other for breach or non-performance of this Agreement, either party shall have the right to immediately terminate this Agreement by serving on the other written notice to that effect in the following circumstances.

      10.1 On the other party committing a breach of any provision of this Agreement and failing to remedy such breach within 30 days of receiving written notice specifying the breach and requiring remedy thereof;

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      10.2  if the other party shall have any distress or executor levied upon it's goods or effects;

      10.3 on the other party becoming unable to pay its debts with the meaning of Section 123 Insolvency Act 1986, passing any resolution to wind itself up or on petition being presented to wind up the other party or if a Receiver or an Administrative Receiver of the other party's undertaking, property or assets or any part thereof is appointed or if an application is made for the appointment of an Administrator of the other party, or if the Directors of the other party propose a composition of debts or scheme of arrangements.

      10.4 on the other party for any reason whatever nature being substantially prevented from performing or becoming unable to perform its obligations under this Agreement.

      10.5 on the other party assigning, sub-contracting or attempting to sub-contract or assign this Agreement without the prior written consent of the Licensor;

      10.6 if the other party ceases or threatens to cease carrying on it's usual business for a period in excess of thirty (30) working days consecutively.

11.   TERMINATION CONSEQUENCES

      11.1 Upon termination of this Agreement whether by expiry of the Term or otherwise the Licensee shall forthwith discontinue manufacture of the Products.

      11.2 If the Licensee shall have any remaining stocks of the Products at the time of termination they may be disposed of by the Licensee in compliance with the terms of this Agreement for three months after termination but not otherwise.

      11.3 Any Products in the course of manufacture at the time of termination may be completed within 14 days and disposed of in compliance with Clause 11.2 of this Agreement but not otherwise.

      11.4 The Licensee shall forthwith upon valid termination of this Agreement by the Licensor pay to the Licensor the Guaranteed Royalty to the extent not paid earlier through any combination of the Advance or royalties earned prior to termination.

12.   LICENSORS WARRANTY

      Licensor represents and warrants to the Licensee that:

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      12.1  It has and will have throughout the Term of this Agreement, the unrestricted right to exploit the Property in all media throughout the Territory and to grant the rights granted in favour of the Licensee in this Agreement.

      12.2 The rights granted herein do not violate or infringe any agreements, rights or obligations existing, or to be created during the Term, of any person, firm or corporation.

13.   INDEMNITY

      13.1 Each party shall indemnify and hold harmless the other from and against any liability, loss, claim or proceedings whatsoever arising under any statute or at Common Law in respect of personal injury to or the death of any person and any injury or damage to any property real or personal arising from the sale of the Products unless such liability arises from the neglect or default of the claiming party.

      13.2 The Licensee shall have in force during the Term product liability insurance for not less than the equivalent of 1 million pounds.

      13.3 The policies of insurance shall be shown to the Licensor whenever it requests together with satisfactory evidence of payment of premiums.

      13.4 Subject to the provisions of clause 13.5, the entire liability of either party under or in connection with this Agreement, whether for negligence, breach of contract, misrepresentation or otherwise (but excluding any indirect loss or loss of profits), is limited in aggregate of (pound)3,000,000 (three million pounds).

      13.5 Nothing in this Agreement shall operate to exclude or restrict either party's liability to the other for death or personal injury resulting from negligence, fraud or deceit.

14.   INSPECTION

      The Licensee shall permit the Licensor at all reasonable times to inspect the Licensee's premises in order to satisfy itself that the Licensee is complying with its obligations under this Agreement.

15.   MISCELLANEOUS

      15.1  No Waiver

      No waiver by either party of any of the other's obligations under this Agreement shall be deemed effective unless made by the party in writing nor shall any waiver

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      by either party in respect of any breach be deemed to constitute waiver of or consent to any subsequent breach by the other of it's obligations.

      15.2  Severance

      In the event that any provision of this Agreement is declared by any judicial proceedings or other competent authority to be void, voidable or illegal the remaining provisions shall continue to apply

      15.3  No Agency or Partnership

      The Parties are not partners nor joint venturers nor is the Licensee entitled to act as the Licensor's agent nor shall the Licensor be liable in respect of any representation act or omission of the Licensee whatever nature.

      15.4  Notices

      Any Notice to be served on either of the Parties by the other shall be sent by pre-paid recorded delivery or registered post or by facsimile to the address stated in Clause 1 and shall be deemed to have been received by the addressee with (three) 3 working days after posting or 24 hours of transmission if sent by facsimile.

      15.5  Choice of Law

      This Agreement shall be governed by English law in every particular including formation and interpretation and shall subject to the jurisdiction of the English Courts.

16.   TRANSMISSION OF BENEFIT

      16.1 This Agreement shall be binding upon and inure to the benefit of the parties and their successors.

      16.2 Neither party may not assign or sub-licence the rights contained in this Agreement without the prior written consent of the other party.

17.   INTEREST

      If any sums due hereunder remain unpaid for a period in excess of 30 days after they have become due to the Licensor the unpaid balance will accrue interest at the rate of 3% per annum above the base rate for the time being of Lloyds TSB Bank Plc.

18.   FORCE MAJEURE

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      If the performance of this Agreement is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it the party so affected upon giving proper notice to the other party shall be excused from performance to the extent of prevention, restriction or interference but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under the Agreement with the utmost despatch whenever such causes are removed or diminished.

19.   HEADINGS

      The headings of conditions are for convenience of reference only and shall not affect their interpretation.

20.   ENTIRE UNDERSTANDING AND VARIATION

      20.1 This Agreement embodies the entire understanding of the parties in respect of the matters contained or referred to in it and there are no promises, conditions or obligations oral or written, expressed or implied other than those contained in this Agreement.

      20.2 No variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to writing and signed by a director of the Owner.

21.   THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

      This Agreement does not create any right enforceable by any person nor a party to it.

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                               THE FIRST SCHEDULE

                                 SPECIFICATIONS

The Product shall be manufactured to a standard no lower than the sample provided by the Licensee to the Licensor in accordance with Clause 5.2.

The material used in the manufacturing the Product shall be of no lower quality than that used in the sample.

The colour and depiction of the material shall be as specified in the Style
Guide.

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SIGNED BY .../s/.................................................

FOR AND ON BEHALF OF THE LICENSOR Peak Entertainment Ltd


SIGNED BY .../s/.................................................

FOR AND ON BEHALF OF THE LICENSEE Zoo Digital PLC